Exhibit 99.1

Clearwire Reports Fourth Quarter and Full Year 2012 Results

•	Full Year Revenues of $1.26 Billion, Up 1%; Full Year Retail Revenues Up 5% to $795.6 Million

•	Total Ending Subscribers of 9.6 Million, Down 8% Year Over Year From 10.4 Million

•	2012 Adjusted EBITDA Loss Improved by $157.0 Million Year Over Year to $(156.9) Million

BELLEVUE, Wash. – February 12, 2013 – Clearwire Corporation (NASDAQ: CLWR), a leading provider of 4G wireless broadband services in the U.S., today reported its financial and operating results for fourth quarter and full year 2012.
"In fourth quarter 2012, we have once again delivered solid results resulting in top-line growth and 50% year over year improvement in full year Adjusted EBITDA loss in 2012," said Erik Prusch, President and CEO of Clearwire. "Our full year 2012 results demonstrate our continued focus on reducing costs, managing revenues and liquidity, and providing exceptional service to our customers during a transition period as we build an LTE network equipped to provide wireless consumers the speeds and capacity they desire."
Total revenue for full year 2012 increased 1% year over year to $1.26 billion driven by retail revenues which increased 5% to $795.6 million in 2012 from $758.3 million in 2011. Fourth quarter 2012 total revenue declined 14% year over year to $311.2 million primarily due to the expected year over year decline in wholesale revenue. Fourth quarter wholesale revenue of $116.6 million, was relatively flat compared to third quarter 2012 wholesale revenue of $116.5 million, and down 29% year over year, reflecting the fixed wholesale WiMAX revenue terms of the 4G MVNO Agreement with Sprint which took effect in 2012 and will continue through 2013. Retail revenue and other revenue decreased 2% year over year to $194.7 million in fourth quarter 2012. Retail average revenue per user (ARPU) was $44.10 representing a decrease of $2.59 year over year compared to $46.69 in fourth quarter 2011 primarily due to lower equipment lease and activation revenue under the no-contract offering which was fully launched in 2012.
Clearwire ended fourth quarter 2012 with approximately 9.6 million total subscribers, down 8% from 10.4 million subscribers at the end of fourth quarter 2011. The subscriber base consists of approximately 1.4 million retail subscribers and 8.2 million wholesale subscribers, reflecting 9,000 retail net subscriber additions and 915,000 wholesale net subscriber losses during fourth quarter 2012. The decline in wholesale subscribers, which consist primarily of Sprint 3G/4G smartphone customers, is primarily due to the discontinuation of postpaid WiMAX offerings by Sprint.
Retail cost per gross addition (CPGA) was $155 in fourth quarter 2012 compared to $259 in fourth quarter 2011. The year over year improvement is primarily due to lower retail selling expenses associated with our no-contract offering and higher gross adds, partially offset by increased equipment subsidies. Retail churn was 5.0% in fourth quarter 2012, up from 3.9% in fourth quarter 2011. The increase in churn is primarily due to an increase in subscribers on no-contract plans, which were fully launched in first quarter 2012.
Full year 2012 Adjusted EBITDA improved by $157.0 million year over year to a loss of $(156.9) million. Adjusted EBITDA in fourth quarter 2012 was a loss of $(46.0) million, representing a $68.5 million decline compared to fourth quarter 2011 Adjusted EBITDA of $22.5 million. The decrease is primarily due to lower revenue in fourth quarter 2012 compared to the prior year period.
Cash, cash equivalents and investments (invested primarily in U.S. Treasury securities) as of December 31, 2012 was approximately $868.6 million, a sequential decrease of $315.1 million from September 30, 2012. The sequential decrease primarily reflects the fourth quarter payment of our semi-annual interest payment and cash payments for capital expenditures and operating expenses, which exceeded the cash inflows during the period (primarily from Sprint and our retail business). As compared to December 31, 2011, cash, cash equivalents and investments decreased by $239.0 million.
Fourth quarter 2012 capex of $102 million related primarily to the deployment of Clearwire's LTE network as well as ongoing maintenance of our mobile WiMAX network, and increased $68 million and $79 million, respectively, as compared to $34 million in third quarter 2012 and $23 million of capex in fourth quarter 2011. Both the year over year and sequential increases in capex are primarily related to increased network investments associated with our ongoing LTE deployment efforts.
At the end of fourth quarter 2012, Clearwire operated networks in the U.S. covering areas where approximately 137 million people reside, including approximately 135 million people in markets where we provide 4G services, slightly higher than the prior year period.
Results of Operations
Cost of goods and services and network costs (COGS) in fourth quarter 2012 decreased 29% to $208.3 million compared to $294.0 million in fourth quarter 2011. These amounts include non-cash charges for network equipment reserves and other write-downs of $2.3 million and $6.4 million in fourth quarters 2012 and 2011, respectively, and other non-cash network-related expenses of $22.9 million and $115.4 million in fourth quarters 2012 and 2011, respectively. The year over year decrease in other non-cash network related expenses is primarily due to a higher provision for unused tower-related leases and other network agreements in fourth quarter 2011. Excluding non-cash expenses, COGS increased 6% year over year primarily due to higher tower- and network-related expenses in conjunction with our ongoing LTE build, as well as an increase in customer premise equipment sales associated with our no contract retail model, which required customers to purchase rather than lease devices beginning in 2012.
Selling, general and administrative (SG&A) expense in fourth quarter 2012 increased 8% to $138.5 million compared to $128.5 million in fourth quarter 2011. The increase is primarily attributable to professional fees related to the proposed merger with Sprint and employee-related expenses including stock compensation.
Fourth quarter 2012 reported net loss from continuing operations attributable to Clearwire was $(195.0) million, or $(0.28) per basic share compared to $(236.0) million, or $(0.81) per basic share, respectively in the prior year period. Including the effects of discontinued operations, fourth quarter 2012 reported net loss attributable to Clearwire was $(187.2) million, or $(0.27) per basic share, compared to $(236.8) million or $(0.81), respectively in the prior year period.

CLEARWIRE CORPORATION
SUMMARY FINANCIAL AND OPERATING DATA FROM CONTINUING OPERATIONS
(In thousands)
(Unaudited)

	Three months ended
	December 31, 2012		September 30, 2012		June 30, 2012		December 31, 2011

REVENUES:
Retail revenue	$194,451		$197,215		$199,156		$197,640
Wholesale revenue	116,590		116,498		117,560		164,082
Other revenue	200		169		216		148
Total revenues	311,241		313,882		316,932		361,870
OPERATING EXPENSES:
Cost of goods and services and network costs (exclusive of items shown separately below)	208,322		211,540		224,426		293,999
Selling, general and administrative expense	138,489		139,365		137,693		128,502
Depreciation and amortization	194,873		210,781		184,566		169,962
Spectrum lease expense	83,387		82,513		81,190		79,556
Loss from abandonment of network and other assets	(1,099)		2,588		317		123,000
Total operating expenses	623,972		646,787		628,192		795,019
OPERATING LOSS	(312,731)		(332,905)		(311,260)		(433,149)

LESS NON-CASH ITEMS:
Non-cash expenses	70,041		67,310		77,893		156,308
Non-cash write-downs	1,805		16,551		14,369		129,358
Depreciation and amortization	194,873		210,781		184,566		169,962
Total non-cash items	266,719		294,642		276,828		455,628
Adjusted EBITDA	$(46,012)		$(38,263)		$(34,432)		$22,479
Adjusted EBITDA margin	(15%)		(12%)		(11%)		6%

KEY OPERATING METRICS (k for '000's, MM for '000,000's)
Total net subscriber additions	(906	)k	(468	)k	(41	)k	873	k
Wholesale	(915	)k	(489	)k	(34	)k	904	k
Retail	9	k	21	k	(8	)k	(31	)k
Total subscribers	9,581	k	10,488	k	10,957	k	10,414	k
Wholesale (1)	8,220	k	9,136	k	9,625	k	9,122	k
Retail	1,361	k	1,353	k	1,333	k	1,292	k
Retail ARPU	$44.10		$45.06		$46.12		$46.69
Churn
Wholesale	7.3%		5.4%		3.6%		2.9%
Retail	5.0%		5.1%		4.4%		3.9%
Retail CPGA	$155		$191		$226		$259
Capital expenditures	$102MM		$34MM		$24MM		$23MM
Domestic 4G covered POPS	135	MM	133	MM	134	MM	132	MM
Cash, cash equivalents and investments	$869MM		$1,184MM		$1,210MM		$1,108MM

(1) Includes non-launched markets. Based on the terms of the November 2011 Amended MVNO Agreement between Clearwire and Sprint, which provides for unlimited WiMAX service to Sprint retail customers in exchange for fixed payments in 2012 and 2013, fluctuations in the wholesale subscriber base will not necessarily correlate to wholesale revenue.

CLEARWIRE CORPORATION
SUMMARY FINANCIAL AND OPERATING DATA FROM CONTINUING OPERATIONS
(In thousands)
(Unaudited)

	Year ended
	December 31, 2012		December 31, 2011

REVENUES:
Retail revenue	$795,632		$758,254
Wholesale revenue	468,469		493,661
Other revenue	593		1,551
Total revenues	1,264,694		1,253,466
OPERATING EXPENSES:
Cost of goods and services and network costs (exclusive of items shown separately below)	908,078		1,249,966
Selling, general and administrative expense	558,202		698,067
Depreciation and amortization	768,193		687,636
Spectrum lease expense	326,798		308,693
Loss from abandonment of network and other assets	82,206		700,341
Total operating expenses	2,643,477		3,644,703
OPERATING LOSS	(1,378,783)		(2,391,237)

LESS NON-CASH ITEMS:
Non-cash expenses	281,908		423,260
Non-cash write-downs	171,781		966,441
Depreciation and amortization	768,193		687,636
Total non-cash items	1,221,882		2,077,337
Adjusted EBITDA	$(156,901)		$(313,900)
Adjusted EBITDA margin	(12%)		(25%)

KEY OPERATING METRICS (k for '000's, MM for '000,000's)
Total net subscriber additions	(830	)k	6,069k
Wholesale	(901	)k	5,876k
Retail	71	k	193k
Total subscribers	9,581	k	10,414k
Wholesale (1)	8,220	k	9,122k
Retail	1,361	k	1,292k
Retail ARPU	$45.51		$47.04
Churn
Wholesale	4.8%		1.9%
Retail	4.6%		3.8%
Retail CPGA	$201		$292
Capital expenditures	$182MM		$226MM
Domestic 4G covered POPS	135	MM	132MM
Cash, cash equivalents and investments	$869MM		$1,108MM

(1) Includes non-launched markets. Based on the terms of the November 2011 Amended MVNO Agreement between Clearwire and Sprint, which provides for unlimited WiMAX service to Sprint retail customers in exchange for fixed payments in 2012 and 2013, fluctuations in the wholesale subscriber base will not necessarily correlate to wholesale revenue.

Management Webcast
Clearwire executives will host a conference call and simultaneous webcast to discuss the company’s fourth quarter and full year 2012 financial results at 4:30 p.m. Eastern Time today. A live broadcast of the conference call will be available online on the company's investor relations website located at http://investors.clearwire.com. Interested parties can access the conference call by dialing 1-877-392-9886, or from outside the U.S. by dialing 1-707-287-9329, at least five minutes prior to the start time. A replay of the call will be available beginning at approximately 7:30 p.m. Eastern Time on February 12, through Thursday, February 19, by calling 1-855-859-2056, or from outside the U.S. by dialing 1-404-537-3406. The passcode for the replay is 90062075.
About Clearwire
Clearwire Corporation (NASDAQ:CLWR), through its operating subsidiaries, is a leading provider of 4G wireless broadband services offering services in areas of the U.S. where more than 130 million people live. The company holds the deepest portfolio of wireless spectrum available for data services in the U.S. Clearwire serves retail customers through its own CLEAR® brand as well as through wholesale relationships with some of the leading companies in the retail, technology and telecommunications industries, including Sprint and NetZero. The company is constructing a next-generation 4G LTE Advanced-ready network to address the capacity needs of the market, and is also working closely with the Global TDD-LTE Initiative to further the TDD-LTE ecosystem. Clearwire is headquartered in Bellevue, Wash. Additional information is available at http://www.clearwire.com.
Forward-Looking Statements
This release, and other written and oral statements made by Clearwire from time to time, contain forward-looking statements which are based on management's current expectations and beliefs, as well as on a number of assumptions concerning future events made with information that is currently available. Forward-looking statements may include, without limitation, management's expectations regarding future financial and operating performance and financial condition; proposed transactions; network development and market launch plans; strategic plans and objectives; industry conditions; the strength of the balance sheet; and liquidity and financing needs. The words "will," "would," "may," "should," "estimate," "project," "forecast," "intend," "expect," "believe," "target," "designed," "plan" and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside of Clearwire's control, which could cause actual results to differ materially and adversely from such statements. Some factors that could cause actual results to differ are:

•
Our proposed merger with Sprint is subject to certain regulatory conditions that may not be satisfied on a timely basis, or at all, and is also conditioned on the consummation of the Sprint-Softbank transaction. If the merger with Sprint fails because it is not adopted by our shareholders, then under certain circumstances Sprint may gain significant control over us by increasing its majority stake in us pursuant to the terms of an agreement with other shareholders. Additionally, failure to complete the proposed merger could negatively impact our business and the market price of our Class A Common Stock, and substantial doubt may arise regarding our ability to continue as a going concern.

•	We have a history of operating losses and we expect to continue to realize significant net losses for the foreseeable future.

•
Our business has become increasingly dependent on our wholesale partners, and Sprint in particular. Additionally, our current business plans depend on our ability to attract new wholesale partners with substantial requirements for additional data capacity, which is subject to a number of risks and uncertainties. If we do not receive the amount of revenues we expect from existing wholesale partners or if we are unable to enter into new agreements with additional wholesale partners for significant new wholesale commitments in a timely manner, our business prospects, results of operations and financial condition could be adversely affected, or we could be forced to consider all available alternatives, including financial restructuring.

•	Sprint owns a majority of our common shares, is our largest shareholder, and may have, or may develop in the future, interests that may diverge from other stockholders.

•
If the proposed merger with Sprint fails to close for any reason, we believe that we will require substantial additional capital to fund our business beyond the next twelve months and to further develop our network; such capital may not be available on acceptable terms or at all. If the merger fails to close and the funding under our Note Purchase Agreement with Sprint was no longer available, we would have to significantly curtail our LTE network build plan to conserve cash and meet our obligations during 2013. Additionally, if the proposed merger with Sprint fails to close and we are unable to obtain sufficient additional capital, or we fail to generate sufficient revenue from our businesses to meet our ongoing obligations beyond the next twelve months, our business prospects, financial condition and results of operations will likely be materially and adversely affected, and we will be forced to consider all available alternatives, including financial restructuring.

•
We are in the early stages of deploying LTE on our wireless broadband network, alongside mobile WiMAX, to remain competitive and to generate sufficient revenues for our business; we will incur significant costs to deploy such technology. Additionally, LTE technology, or other alternative technologies that we may consider, may not perform as we expect on our network and deploying such technologies would result in additional risks to the company, including uncertainty regarding our ability to successfully add a new technology to our current network and to operate dual technology networks without disruptions to customer service, as well as our ability to generate new wholesale customers for the new network.

•
We currently depend on our commercial partners to develop and deliver the equipment for our legacy and mobile WiMAX networks, and are dependent on commercial partners to deliver equipment and devices for our planned LTE network as well.

•	Many of our competitors for our retail business are better established and have significantly greater resources, and may subsidize their competitive offerings with other products and services.

•
Our substantial indebtedness and restrictive debt covenants could limit our financing options and liquidity position and may limit our ability to grow our business. Further, unless we are able to secure the required shareholder approvals to increase the number of authorized shares under our Certificate of Incorporation, we may not have enough authorized, but unissued shares available to raise sufficient additional capital through an equity financing.

•	Future sales of large blocks of our common stock may adversely impact our stock price.
For a more detailed description of the factors that could cause such a difference, please refer to Clearwire's filings with the Securities and Exchange Commission, including the information under the heading "Risk Factors" in our Annual Report on Form 10-K filed on February 16, 2012, and subsequent SEC filings. Clearwire assumes no obligation to update or supplement such forward-looking statements.
CONTACTS:
Investor Relations:
Alice Ryder, 425-505-6494
alice.ryder@clearwire.com

Media Relations:
Susan Johnston, 425-505-6178
susan.johnston@clearwire.com

JLM Partners for Clearwire:
Mike DiGioia or Jeremy Pemble, 206-381-3600
mike@jlmpartners.com or jeremy@jlmpartners.com

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)
(Unaudited)

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$193,445	$891,929
Short-term investments	675,112	215,655
Restricted cash	1,653	1,000
Accounts receivable, net of allowance of $3,145 and $5,542	22,769	83,660
Inventory	10,940	23,832
Prepaids and other assets	83,769	71,083
Total current assets	987,688	1,287,159
Property, plant and equipment, net	2,259,004	3,014,277
Restricted cash	3,709	7,619
Spectrum licenses, net	4,249,621	4,298,254
Other intangible assets, net	24,660	40,850
Other assets	141,107	157,797
Assets of discontinued operations	—	36,696
Total assets	$7,665,789	$8,842,652

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$177,855	$157,172
Other current liabilities	227,610	122,756
Total current liabilities	405,465	279,928
Long-term debt, net	4,271,357	4,019,605
Deferred tax liabilities, net	143,992	152,182
Other long-term liabilities	963,353	719,703
Liabilities of discontinued operations	—	25,196
Total liabilities	5,784,167	5,196,614
Commitments and contingencies
Stockholders’ equity:
Class A common stock, par value $0.0001, 2,000,000 shares authorized; 691,315 and 452,215 shares outstanding	69	45
Class B common stock, par value $0.0001, 1,400,000 shares authorized; 773,733 and 839,703 shares outstanding	77	83
Additional paid-in capital	3,158,244	2,714,634
Accumulated other comprehensive (loss) income	(6)	2,793
Accumulated deficit	(2,346,393)	(1,617,826)
Total Clearwire Corporation stockholders’ equity	811,991	1,099,729
Non-controlling interests	1,069,631	2,546,309
Total stockholders’ equity	1,881,622	3,646,038
Total liabilities and stockholders’ equity	$7,665,789	$8,842,652

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)
	Three Months Ended December 31,
	2012	2011

Revenues	$311,241	$361,870
Operating expenses:
Cost of goods and services and network costs (exclusive of items shown separately below)	208,322	293,999
Selling, general and administrative expense	138,489	128,502
Depreciation and amortization	194,873	169,962
Spectrum lease expense	83,387	79,556
Loss from abandonment of network and other assets	(1,099)	123,000
Total operating expenses	623,972	795,019
Operating loss	(312,731)	(433,149)
Other income (expense):
Interest income	543	272
Interest expense	(139,077)	(128,859)
Loss on derivative instruments	(3,539)	(2,919)
Other income (expense), net	1,261	(285)
Total other expense, net	(140,812)	(131,791)
Loss from continuing operations before income taxes	(453,543)	(564,940)
Income tax benefit (provision)	22,261	(78,406)
Net loss from continuing operations	(431,282)	(643,346)
Less: non-controlling interests in net loss from continuing operations of consolidated subsidiaries	236,297	407,348
Net loss from continuing operations attributable to Clearwire Corporation	(194,985)	(235,998)
Net loss from discontinued operations attributable to Clearwire Corporation, net of tax	7,831	(851)
Net loss attributable to Clearwire Corporation	$(187,154)	$(236,849)

Net loss from continuing operations attributable to Clearwire Corporation per Class A Common Share:
Basic	$(0.28)	$(0.81)
Diluted	$(0.30)	$(0.81)

Net loss attributable to Clearwire Corporation per Class A Common Share:
Basic	$(0.27)	$(0.81)
Diluted	$(0.29)	$(0.81)

Weighted average Class A Common Shares outstanding:
Basic	689,688	291,634
Diluted	1,464,987	291,634

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)
	Year Ended December 31,
	2012	2011

Revenues	$1,264,694	$1,253,466
Operating expenses:
Cost of goods and services and network costs (exclusive of items shown separately below)	908,078	1,249,966
Selling, general and administrative expense	558,202	698,067
Depreciation and amortization	768,193	687,636
Spectrum lease expense	326,798	308,693
Loss from abandonment of network and other assets	82,206	700,341
Total operating expenses	2,643,477	3,644,703
Operating loss	(1,378,783)	(2,391,237)
Other income (expense):
Interest income	1,895	2,335
Interest expense	(553,459)	(505,992)
Gain on derivative instruments	1,356	145,308
Other income (expense), net	(12,153)	681
Total other expense, net	(562,361)	(357,668)
Loss from continuing operations before income taxes	(1,941,144)	(2,748,905)
Income tax benefit (provision)	197,399	(106,828)
Net loss from continuing operations	(1,743,745)	(2,855,733)
Less: non-controlling interests in net loss from continuing operations of consolidated subsidiaries	1,182,183	2,158,831
Net loss from continuing operations attributable to Clearwire Corporation	(561,562)	(696,902)
Net loss from discontinued operations attributable to Clearwire Corporation, net of tax	(167,005)	(20,431)
Net loss attributable to Clearwire Corporation	$(728,567)	$(717,333)

Net loss from continuing operations attributable to Clearwire Corporation per Class A Common Share:
Basic	$(1.01)	$(2.70)
Diluted	$(1.27)	$(2.99)

Net loss attributable to Clearwire Corporation per Class A Common Share:
Basic	$(1.31)	$(2.78)
Diluted	$(1.39)	$(3.07)

Weighted average Class A Common Shares outstanding:
Basic	554,015	257,967
Diluted	1,398,603	965,099

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)
	Year Ended December 31,
	2012	2011
Cash flows from operating activities:
Net loss from continuing operations	$(1,743,745)	$(2,855,733)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income taxes	(199,199)	105,308
Non-cash gain on derivative instruments	(1,356)	(145,308)
Accretion of discount on debt	41,386	40,216
Depreciation and amortization	768,193	687,636
Amortization of spectrum leases	54,328	53,674
Non-cash rent expense	197,169	342,962
Loss on property, plant and equipment	171,780	966,441
Other operating activities	42,740	27,745
Changes in assets and liabilities:
Inventory	11,200	15,697
Accounts receivable	50,401	(54,212)
Prepaids and other assets	326	22,447
Prepaid spectrum licenses	1,904	(4,360)
Deferred revenue	170,455	16,497
Accounts payable and other liabilities	(17,090)	(152,180)
Net cash used in operating activities of continuing operations	(451,508)	(933,170)
Net cash provided by (used in) operating activities of discontinued operations	(3,000)	2,381
Net cash used in operating activities	(454,508)	(930,789)
Cash flows from investing activities:
Capital expenditures	(112,997)	(405,655)
Purchases of available-for-sale investments	(1,797,787)	(957,883)
Disposition of available-for-sale investments	1,339,078	1,255,176
Other investing activities	(655)	20,229
Net cash used in investing activities of continuing operations	(572,361)	(88,133)
Net cash provided by (used in) investing activities of discontinued operations	1,185	(3,886)
Net cash used in investing activities	(571,176)	(92,019)
Cash flows from financing activities:
Principal payments on long-term debt	(26,985)	(29,957)
Proceeds from issuance of long-term debt	300,000	—
Debt financing fees	(6,205)	(1,159)
Equity investment by strategic investors	8	331,400
Proceeds from issuance of common stock	58,460	387,279
Net cash provided by financing activities of continuing operations	325,278	687,563
Net cash provided by financing activities of discontinued operations	—	—
Net cash provided by financing activities	325,278	687,563
Effect of foreign currency exchange rates on cash and cash equivalents	107	(4,573)
Net decrease in cash and cash equivalents	(700,299)	(339,818)
Cash and cash equivalents:
Beginning of period	893,744	1,233,562
End of period	193,445	893,744
Less: cash and cash equivalents of discontinued operations at end of period	—	1,815
Cash and cash equivalents of continuing operations at end of period	$193,445	$891,929

Definitions of Terms and Reconciliations of Non-GAAP Financial Measures to Unaudited Condensed Consolidated Statements of Operations
The company utilizes certain non-GAAP financial measures which are widely used in the telecommunications industry and are not calculated based on accounting principles generally accepted in the United States of America (GAAP). Other companies may calculate these measures differently.
(1) Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is defined as consolidated operating loss excluding depreciation and amortization expenses, non-cash expenses related to operating leases (primarily towers, spectrum leases and buildings), stock-based compensation expense, loss from abandonment of network and other assets, charges for differences between recorded amounts and the results of physical counts, and charges for excessive and obsolete network equipment and CPE inventory. A reconciliation of operating loss to Adjusted EBITDA is as follows:

	Three months ended
	(Unaudited)
(in thousands)	December 31, 2012	September 30, 2012	June 30, 2012	December 31, 2011

Operating loss	$(312,731)	$(332,905)	$(311,260)	$(433,149)

Non-cash expenses:
Spectrum lease expense	36,260	39,833	32,341	37,228
Building and network related expenses*	25,256	18,741	38,468	113,612
Stock compensation and other*	8,525	8,736	7,084	5,468
Non-cash expenses	70,041	67,310	77,893	156,308

Non-cash write-downs:
Loss from abandonment of network and other assets	(1,099)	2,588	317	123,000
Network equipment reserves and other write-downs*	2,904	13,963	14,052	6,358
Non-cash write-downs	1,805	16,551	14,369	129,358

Depreciation and amortization	194,873	210,781	184,566	169,962

Adjusted EBITDA	$(46,012)	$(38,263)	$(34,432)	$22,479

*Amounts included in COGS and SG&A.

	Year ended
	(Unaudited)
(in thousands)	December 31, 2012	December 31, 2011

Operating loss	$(1,378,783)	$(2,391,237)

Non-cash expenses:
Spectrum lease expense	144,849	139,340
Building and network related expenses*	106,648	257,296
Stock compensation and other*	30,411	26,624
Non-cash expenses	281,908	423,260

Non-cash write-downs:
Loss from abandonment of network and other assets	82,206	700,341
Network equipment reserves and other write-downs*	89,575	266,100
Non-cash write-downs	171,781	966,441

Depreciation and amortization	768,193	687,636

Adjusted EBITDA	$(156,901)	$(313,900)

*Amounts included in COGS and SG&A.
In a capital-intensive industry, management believes Adjusted EBITDA to be a meaningful measure of the company’s operating performance. The company provides this non-GAAP measure as a supplemental performance measure because management believes it facilitates comparisons of the company’s operating performance from period to period and comparisons of the company’s operating performance to that of other companies by backing out potential differences caused by non-cash expenses related to long-term leases, share-based compensation, non-cash write-downs and depreciation and amortization. Because this non-GAAP measure facilitates internal comparisons of the company’s historical operating performance, management also uses this non-GAAP measure for business planning purposes and in measuring the company’s performance relative to that of its competitors. In addition, Clearwire believes that Adjusted EBITDA and similar measures are widely used by investors, financial analysts and credit rating agencies as a measure of the company’s financial performance over time and to compare the company’s financial performance with that of other companies in the industry.
(2) Retail ARPU (Average Revenue Per User) is total revenue less wholesale revenue, the revenue generated from the sales of devices, shipping revenue, and other revenue; divided by the weighted average number of retail subscribers in the period, divided by the number of months in the period.
Management uses retail ARPU to identify average revenue per customer, to track changes in average retail customer revenues over time, to help evaluate how changes in the business, including changes in the company’s service offerings and fees, affect average retail revenue per customer, and to assist in forecasting future service retail revenue. In addition, retail ARPU provides management with a useful measure to compare the company’s customer retail revenue to that of other wireless communications providers. The company believes investors use retail ARPU primarily as a tool to track changes in the company’s average retail revenue per customer and to compare Clearwire’s per retail customer service revenues to those of other wireless communications providers.

	Three months ended
	(Unaudited)
(in thousands)	December 31, 2012	September 30, 2012	June 30, 2012	December 31, 2011

Total revenues	$311,241	$313,882	$316,932	$361,870
Wholesale revenue	(116,590)	(116,498)	(117,560)	(164,082)
Device and other revenue	(15,763)	(15,956)	(14,694)	(14,540)
Retail ARPU revenue	$178,888	$181,428	$184,678	$183,248

Average retail customers	1,352	1,342	1,335	1,308
Months in period	3	3	3	3
Retail ARPU	$44.10	$45.06	$46.12	$46.69

	Year ended
	(Unaudited)
(in thousands)	December 31, 2012	December 31, 2011

Total revenues	$1,264,694	$1,253,466
Wholesale revenue	(468,469)	(493,661)
Device and other revenue	(67,131)	(45,675)
Retail ARPU revenue	$729,094	$714,130

Average retail customers	1,335	1,265
Months in period	12	12
Retail ARPU	$45.51	$47.04

(3) Churn, which measures customer turnover, is calculated as the number of subscribers that terminate service in a given period, divided by the weighted average number of subscribers in that period, divided by the number of months in that period. Retail customers are deactivated approximately 30 days after failing to pay their monthly bill or when they ask to terminate their service. Retail subscribers that discontinue service in the first 30 days of service for any reason, or in the first 90 days of service under certain circumstances, are deducted from the company's gross customer additions and therefore not included in any of the churn calculations.
Management uses churn to measure retention of the company's subscribers, to measure changes in customer retention over time, and to help evaluate how changes in the business affect customer retention. The company believes investors use churn primarily as a tool to track changes in the company's customer retention. Other companies may calculate this measure differently.

(4) Retail CPGA (Cost per Gross Addition) is selling, general and administrative costs, less general and administrative costs and acquired businesses costs (costs from entities that were acquired by Clearwire's predecessor entity) plus device equipment subsidies, divided by gross retail customer additions in the period.

	Three months ended
	(Unaudited)
(in thousands)	December 31, 2012	September 30, 2012	June 30, 2012	December 31, 2011

Selling, general and administrative	$138,489	$139,365	$137,693	$128,502
Less: G&A and other	(113,103)	(104,720)	(100,409)	(97,227)
Selling expense	25,386	34,645	37,284	31,275
Plus: Equipment COGS	16,300	17,707	8,959	9,875
Less: Equipment revenue	(9,042)	(9,396)	(8,269)	(9,111)
Total retail CPGA Expense	$32,644	$42,956	$37,974	$32,039

Total gross adds	211	225	168	124
Total retail CPGA	$155	$191	$226	$259

	Year ended
	(Unaudited)
(in thousands)	December 31, 2012	December 31, 2011

Selling, general and administrative	$558,202	$698,067
Less: G&A and other	(413,640)	(473,696)
Selling expense	144,562	224,371
Plus: Equipment COGS	57,586	24,113
Less: Equipment revenue	(41,062)	(21,952)
Total retail CPGA Expense	$161,086	$226,532

Total gross adds	800	776
Total retail CPGA	$201	$292

Management uses retail CPGA to measure the efficiency of the company's customer acquisition efforts, to track changes in Clearwire's average cost of acquiring new subscribers over time, and to help evaluate how changes in the company's sales and distribution strategies affect the cost-efficiency of the company's customer acquisition efforts. Clearwire believes investors use retail CPGA primarily as a tool to track changes in the company's average cost of acquiring new subscribers.